Exhibit 99.2

Questions and answers regarding strategic alternatives review for registrant’s real estate portfolio and interim suspension of share repurchase program.

The questions set forth below are not intended to be a complete catalog of questions a REIT I shareholder might have. You should consult your financial, tax and other advisors with regard to any further questions you might have generally and relative to your individual situation.

Why did the NAV go down?

The decrease in the NAV to $10.57 compared with the prior share value of $10.66, is primarily due to the decrease in our cash balance related to the funding of share repurchases and the other cash needs.

What is the timing of the strategic review?

The independent members of the REIT I Board have decided to pursue a process of exploring strategic alternatives, which could include a potential portfolio sale, merger or other transaction. Although the Board has not set a deadline for completion of the strategic review, processes such as these are generally expected to take at least 4-6 months. The independent members of the REIT I Board have engaged a third-party real estate financial advisor (Cushman & Wakefield) to pursue a sale of REIT I’s real estate portfolio. At this point, we cannot provide any assurance that the strategic review will result in a transaction being announced or consummated.

When can I expect to hear more about developments in the strategic alternatives process?

There is no schedule for future communications, and REIT I does not intend to discuss or disclose further developments during the strategic review process unless and until the REIT I Board approves a specific transaction, determines to discontinue the strategic alternatives review process or otherwise determines that further disclosure is appropriate.

Why are you running a strategic alternatives review process now?

Given current market conditions and the relative attractiveness of the portfolio, the Advisor and the Board believe that now is an opportune time to explore potential interest in the REIT I real estate portfolio.

If the strategic review results in a portfolio sale, how will the pricing be determined?

If the strategic review results in a portfolio sale, we anticipate that pricing would be determined by market demand and investor desire for the REIT I portfolio. Factors that would affect value include attractiveness of the properties in the portfolio, interest rate environment and buyer appetite. There can be no assurance that a price or other transaction terms will be offered that is acceptable to the Board or that any portfolio sale will occur.

If the strategic review results in a portfolio sale or similar transaction, does the company hope to achieve a price equal to current NAV of $10.57?

The price at which we may be able to sell the REIT I portfolio depends on the market response to the portfolio marketing process and there can be no assurance that current market demand for the portfolio will equal NAV.

Could I lose money?

As with any investment, there is always the possibility of a loss; however, if the strategic review results in a proposed sale of the REIT I portfolio, our charter would require a stockholder vote on any such transaction.

If sold, how long until I receive my proceeds?

Right now, the independent members of our Board have decided to pursue a process to explore strategic alternatives, which could include a potential portfolio sale, merger or other transaction. At this point, we cannot provide any assurance that the strategic review will result in any transaction being announced or consummated. REIT I does not intend to discuss or disclose further developments during the strategic review process unless and until the REIT I Board approves a specific transaction, determines to discontinue the strategic alternatives review process or otherwise determines that further disclosure is appropriate.

Is there a chance that the NNN REIT might bid for and acquire the REIT I portfolio?

We are not able to comment on whether NNN REIT would explore a potential bid for REIT I since that will be a decision for the board of directors of NNN REIT.

What happens to my cash distributions during this strategic alternatives review period?

The Board will continue to routinely review and declare quarterly distributions. As was the case before the strategic process began, there is no set level for distributions and the amount is dependent upon portfolio income and our operating and other expenses during any distribution period and other factors as our REIT I Board deems relevant.

Why will the Share Repurchase Program be suspended?

Consistent with the approach adopted by other REITs, we believe it is appropriate to suspend the share repurchase program during the pendency of the strategic review.

What if I have already submitted for share repurchase?

Consistent with the terms of our current Share Repurchase Program, you will have until March 15, 2019 to rescind your share repurchase request if you want to do so. If you do not rescind, your share repurchase will be honored (subject to terms and limitations as set forth in the Prospectus) at the current NAV of $10.57 on or around April 15, 2019.

What are the tax implications due to a sale of REIT assets in a portfolio sale?

We will disclose any applicable tax implications relating to a potential transaction involving REIT I at an appropriate time after REIT I’s Board authorizes and approves a potential transaction. You are encouraged to consult with your tax advisor if you have any questions.

Will I have a vote?

If the independent members of the REIT I Board, who are serving as a special strategic alternatives committee, recommend a sale of the Company’s portfolio that is approved by the entire Board, REIT I’s charter requires that the recommended transaction would be submitted to our shareholders for their approval by a majority vote.

Is this strategic process common in the industry?

Yes, public, non-traded REITs routinely engage in a strategic alternatives review process when it is determined that it is an opportune time to explore potential shareholder liquidity transactions such as a portfolio sale. Specific to REIT I, as stated in the Prospectus, “No later than the 10th anniversary of the Termination Date, we intend to create a liquidity event for our Share owners, which liquidity event may include the sale of all of our Properties and the dissolution and winding up of our REIT, the listing of our Shares on a national exchange, or the merger of our REIT with another entity …”.